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                                                                   EXHIBIT 23.5


                    [U.S. Bancorp Piper Jaffray Letterhead]


June 17, 2002


Board of Directors
divine, inc.
1301 North Elston Avenue
Chicago, IL 60622


Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter dated April 4, 2002, addressed to the Board of Directors of divine, inc. ("divine") and attached as Annex C to the joint proxy statement/prospectus on Form S-4 reviewed by us, relating to the proposed merger between Viant Corporation and DVC Acquisition Company, a wholly-owned subsidiary of divine, and to the references therein to our firm and to our opinion under the headings "Summary--Fairness Opinions," "The Merger--Background of the Merger," "The Merger--divine's Reasons for the Merger and Recommendation of divine's Board of Directors," and "The Merger--Fairness Opinion Delivered to divine's Board of Directors." Our opinion letter is addressed to solely to divine's board of directors. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                            Sincerely,

                                            /s/ U.S. Bancorp Piper Jaffray Inc.
                                            -----------------------------------
                                            U.S. BANCORP PIPER JAFFRAY INC.